Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Third Quarter 2013 Financial Results and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – November 12, 2013 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported financial results for the quarter ended September 30, 2013.

“During the third quarter, we made significant progress toward resubmission of the NDA for Sustol™ (formerly known as APF530) targeted for the end of the first quarter 2014,” said Dr. Barry Quart, CEO of A.P. Pharma. “Today, we also separately announced an important expansion of our pipeline including unveiling a new program targeting the relief of post-surgical pain using our proprietary Biochronomer™ polymer platform and plans to pursue the expansion of our lead program for the treatment of chemotherapy induced nausea and vomiting.”

A.P. Pharma’s pain relief program utilizes the company’s polymer-based Biochronomer drug delivery platform to continuously release anesthetic agents directly at the source of pain over a period of several days. The company is targeting a prolonged period of anesthetic release such that therapeutic concentrations of active drug are achieved rapidly and maintained for at least 72 hours. The potential benefit of A.P. Pharma’s prolonged release profile is to achieve rapid pain relief, maintaining higher levels of active drug at the site of the pain over time to potentially provide greater relief from pain, and to maintain pain relief for up to 5 days following surgery.

The company’s expansion of its leading drug program for the treatment of chemotherapy-induced nausea and vomiting (CINV) is centered around a post-approval study to commence in 2014 which is designed to demonstrate the utility of its lead agent, Sustol™, in the treatment of delayed onset CINV in patients receiving highly emetogenic chemotherapy (HEC) agents. Currently there is no approved 5-HT3 receptor antagonist for the treatment of delayed HEC.

Results of Operations

A.P. Pharma’s net loss for the third quarter of 2013 was $12.9 million, or $0.04 per share, compared to a net loss of $6.1 million, or $0.02 per share, for the third quarter of 2012. Loss from continuing operations was higher in the current fiscal quarter primarily due to increased spending related to manufacturing development expenses and higher personnel costs, including stock compensation expense, and expenses related to the resignation of the Company’s former chief executive officer during the third quarter of 2013.

Cash and cash equivalents as of September 30, 2013 were $22.6 million, compared to $53.5 million at December 31, 2012. Net cash used in operating activities was $31.1 million for the nine months ended September 30, 2013. The Company believes that its current cash resources are sufficient to fund its operations into 2014.

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A.P. Pharma Announces Third Quarter 2013 Financial Results and Highlights Recent Corporate Progress Results	Page 2

About APF530

A.P. Pharma’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Third Quarter 2013 Financial Results and Highlights Recent Corporate Progress Results	Page 3

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating expenses:
Research and development	$5,885	$3,626	$23,188	$10,022
General and administrative	6,779	2,428	17,438	5,181

Total operating expenses	12,664	6,054	40,626	15,203

Operating loss	(12,664)	(6,054)	(40,626)	(15,203)

Interest expense, net	(209)	(195)	(614)	(402)

Loss from continuing operations	(12,873)	(6,249)	(41,240)	(15,605)
Income (loss) from discontinued operations	—	128	—	(6)

Net loss	$(12,873)	$(6,121)	$(41,240)	$(15,611)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.04)	$(0.02)	$(0.13)	$(0.07)

Net loss	$(0.04)	$(0.02)	$(0.13)	$(0.07)

Shares used to compute basic and diluted net loss per share	307,496	274,488	306,096	225,063

A.P. Pharma Announces Third Quarter 2013 Financial Results and Highlights Recent Corporate Progress Results	Page 4

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$22,597	$53,506
Prepaid expenses and other current assets	763	584

Total current assets	23,360	54,090

Property and equipment, net	2,857	1,752
Other long-term assets	153	130

Total assets	$26,370	$55,972

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,250	$1,912
Accrued expenses	2,360	1,750
Convertible notes payable to related parties, net of discount	888	492

Total current liabilities	5,498	4,154

Stockholders’ equity:
Common stock	3,110	3,024
Additional paid-in capital	242,589	232,381
Accumulated deficit	(224,827)	(183,587)

Total stockholders’ equity	20,872	51,818

Total liabilities and stockholders’ equity	$26,370	$55,972

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to qualifying for listing on the NASDAQ Capital Market, capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announces Third Quarter 2013 Financial Results and Highlights Recent Corporate Progress Results	Page 5

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

Stephen R. Davis, Executive Vice President and Chief Operating Officer

Office Phone: 650-366-2626

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